Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2020, relating to the financial statements of Leaf Group Ltd. and the effectiveness of Leaf Group Ltd.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Leaf Group Ltd. for the year ended December 31, 2019.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

October 14, 2020